Exhibit 99.1

Perrigo Announces Proposed Divestiture of Dermacosmetics Business for up to €327 Million

Proposed Divestiture Advances Company’s ‘Three-S’ Plan to Streamline its Portfolio and

Strengthen Focus on its ‘High-Grow’ Brands

Total Consideration of Up to €327 Million, Consisting of €300 Million in Upfront Cash and Up to

€27 Million in Potential Future Milestone Payments

Expected Net Proceeds to be Directed Towards Previously Announced Capital Allocation

Priorities, Including Further Strengthening the Company’s Balance Sheet

Dublin, Ireland – July 14, 2025 – Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading global provider of Consumer Self-Care Products, today announced it has signed an agreement with Kairos Bidco AB, an investment vehicle managed by KKR, a leading global investment firm, to sell its Dermacosmetics branded business for up to €327 million, including €300 million in upfront cash and up to an additional €27 million contingent on the achievement of net sales milestones over the next three years. This proposed transaction advances the Company’s Three-S plan to Stabilize, Streamline and Strengthen the organization, honing its strategic focus to invest in its ‘high-grow’, high-return opportunities. Trusted brands within this proposed transaction include ACO, Biodermal, Emolium and Iwostin.

“This proposed transaction marks another significant milestone in the execution of our ‘Three-S’ plan,” said Patrick Lockwood-Taylor, President and Chief Executive Officer. “By sharpening our focus on core self-care categories that align with our One Perrigo model, we are enhancing our ability to drive sustainable growth and deliver greater value to consumers, customers and shareholders. We believe these brands are well-positioned to thrive under new ownership, where they can benefit from dedicated focus and investment.”

Inaki Cobo, Partner at KKR, said, “We are pleased to announce this proposed acquisition of Perrigo’s Dermacosmetics business, home to trusted brands and high-quality products. We’ve been impressed by the talented team behind its success and the strong and loyal market reputation they’ve built. This acquisition aligns with KKR’s strategy of investing in resilient, growth-oriented consumer health platforms. We look forward to working closely with the management team to accelerate growth by leveraging our global network, operational expertise, and long-term capital - unlocking lasting value in this dynamic and important sector.”

Expected net proceeds from the transaction would be directed towards previously announced capital allocation priorities, including further strengthening the Company’s balance sheet and supporting long-term value creation.

This transaction is expected to close in the first quarter of 2026, subject to customary closing conditions, including regulatory approvals and consultation with the works council. In calendar year 2024, this Dermacosmetics branded business generated approximately €125 million in net sales and approximately 5% of Perrigo’s 2024 adjusted operating income.

Advisors

Greenhill & Co., an affiliate of Mizuho, is serving as financial advisor to Perrigo and Latham & Watkins is serving as legal advisor.

About Perrigo

Perrigo Company plc is a leading pure-play self-care company with over a century of experience in providing high-quality health and wellness solutions to consumers primarily in North America and Europe. As a pioneer in the over-the-counter (OTC) self-care market, Perrigo offers trusted self-care solutions that can be used without the need for a prescription, ensuring accessibility and choice for consumers across molecules, dosage forms, and value tiers.

Perrigo’s unique business model leverages its complementary businesses, where cash-generative store brand private label offerings fuel investments for leading brands, including Opill®, Mederma®, Compeed®, EllaOne®, and Jungle Formula®.

For more information, visit www.perrigo.com.

About KKR

KKR is a leading global investment firm with approximately $664 billion in assets under management as of March 31, 2025. KKR invests globally across private equity, credit and real assets like infrastructure and real estate, and also offers capital markets and insurance solutions. KKR follows a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and the communities in which they operate.

KKR has deep expertise across consumer health and beauty products, with recent investments including category leaders such as Karo Healthcare (subject to closing), The Bountiful Company, Wella Company, Coty, Vini Cosmetics, KDC/ONE, and Arnott’s Group.

KKR is acquiring Perrigo’s Dermacosmetics branded business through its Core Private Equity strategy.

Perrigo Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “potential” or the negative of those terms or other comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including our ability to complete the proposed divestment of the Dermacosmetics branded business, receipt of works councils and regulatory approval regarding the transaction, performance by counterparties to the transaction and the likelihood of satisfying the deferred payment milestones associated with the transaction, among others. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2024 and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications,

(269) 686-3373, E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications,

(269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

KKR contact:

Annabel Arthur, Head of EMEA Corporate Communications,

+44 7554 919 491, E-mail: annabel.arthur@kkr.com